Exhibit 23.1

CONSENT OF PETERSON & CO., LLP NDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 33-70050, 33-80985, 333-32237 and 333-57754 of Aldila, Inc. on Form S-8 of our report dated February 13, 2004, appearing in this Annual Report on Form 10-K of Aldila, Inc. for the year ended December 31, 2003, with respect to the financial statements, included in this Form 10-K.

/s/ Peterson & Co., LLP
PETERSON & CO. LLP

San Diego, California
March 30, 2004